Pricing Supplement dated February 26, 2018 (To the Prospectus dated February 22, 2018, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$10,051,000 Buffered AutoCallable Notes due August 30, 2019 Linked to the Least Performing Index of the S&P 500® Index and the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	February 26, 2018
Issue Date:	March 1, 2018
Final Valuation Date:*	August 27, 2019
Maturity Date:*	August 30, 2019
Reference Assets:	The S&P 500® Index (the “S&P 500 Index”) and the Russell 2000® Index (the “Russell 2000 Index”), as noted in the following table:

Reference Asset	Bloomberg Ticker	Initial Level
S&P 500 Index	SPX <Index>	2,747.30
Russell 2000 Index	RTY <Index>	1,549.19

The S&P 500 Index and the Russell 2000 Index are each referred to as an “Index” and, collectively, as the “Indices”
Automatic Call:

If, on any Call Valuation Date, the Closing Level of each Index is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called on either of the first two Call Valuation Dates, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount that you hold determined as follows:

▪      If the Final Level of the Least Performing Index is equal to or greater than its Initial Level, the Notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date

▪      If the Index Return of the Least Performing Index is less than 0.00% but equal to or greater than -20.00%, you will receive a payment of $1,000 per $1,000 principal amount Note

▪      If the Index Return of the Least Performing Index is less than -20.00%, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Index Return of Least Performing Index + Buffer Percentage) x Downside Leverage Factor]

If your Notes are not automatically called prior to maturity and if the Index Return of the Least Performing Index is less than-20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of such Index falls below-20.00%. You may lose up to 100.00% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.05%	99.95%

Total	$10,051,000	$10,051,000	$5,025.50	$10,045,974.50

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $999.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $996.90 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–2 of this pricing supplement.

(3)          Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Valuation Dates:*	August 23, 2018, February 25, 2019 and the Final Valuation Date
Call Settlement Date:	The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the Call Settlement Date with respect to the Final Valuation Date will be the Maturity Date
Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs
Call Premium:

With respect to a Call Valuation Date, an amount calculated as follows:

(a)            Semi-Annual Call Premium times (b) n,

where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated

Semi-Annual Call Premium:	$50.00 per $1,000 principal amount Note (5.00% of the principal amount per Note)
Buffer Percentage:	20.00%
Downside Leverage Factor:	1.25
Initial Level:**	With respect to an Index, the Closing Level on February 23, 2018, as set forth in the table above
Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date
Index Return:	With respect to an Index, an amount calculated as follows: Final Level – Initial Level Initial Level
Least Performing Index:	The Index with the lowest Index Return, as calculated in the manner set forth above
Closing Level:	The term “Closing Level” has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement, rounded to two decimal places (if applicable)
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06744CYC9 / US06744CYC99

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**            The Initial Level for each Index is equal to its Closing Level on February 23, 2018. The Initial Levels are not based on the level of any Index at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were priced for sale to the public.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated February 22, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated February 22, 2018:

https://www.sec.gov/Archives/edgar/data/312070/000119312518053870/d515301dposasr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that periodic interest or coupon payments or other sources of current income

•                  You understand and accept that you will earn a positive return only if an Automatic Call occurs and, in the event that an Automatic Call does occur, your return will be limited to the applicable Call Premium

•                  You understand and accept the risk that, if the Notes are never automatically called, the payment at maturity will be based solely on the Index Return of the Least Performing Index

•                  You do not anticipate that the Index Return of any Index will fall below -20.00% and you are willing to accept the risk that, if it does, you will lose some or all of the principal amount of your Notes

•                  You are willing to accept the risks associated with an investment linked to the performance of the Indices

•                  You are willing to accept the risk that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if they are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income

•                  You do not anticipate than an Automatic Call will occur

•                  You seek uncapped exposure to any positive performance of the Indices

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Indices

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You are unwilling or unable to accept the risk that negative performance of only one Index may cause you to earn no positive return and/or to suffer a loss of principal at maturity, regardless of the performance of the other Index

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if the Notes are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates (including the Final Valuation Date) and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Index—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Indices and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following table illustrates the hypothetical total return on the Notes upon an Automatic Call. The “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note upon an Automatic Call to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes.

Example 1: The Notes are automatically called on the first Call Valuation Date.

Call Valuation Date	Is Closing Level of any Index Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	No	Yes	$1,050.00

Because the Closing Level of each Index on the first Call Valuation Date is equal to or greater than its Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the first Call Valuation Date is calculated as follows:

Call Premium = (a) Semi-Annual Call Premium times (b) n

$50.00 x 1 = $1,050.00

Accordingly, the Redemption Price with respect to the first Call Valuation Date is $1,050.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.00%.

Example 2: The Notes are automatically called on the second Call Valuation Date.

Call Valuation Date	Is Closing Level of any Index Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	No	Yes	$1,100.00

Because the Closing Level of each Index on the second Call Valuation Date is equal to or greater than its Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the second Call Valuation Date is calculated as follows:

Call Premium = (a) Semi-Annual Call Premium times (b) n

$50.00 x 2 = $1,100.00

Accordingly, the Redemption Price with respect to the second Call Valuation Date is $1,100.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 10.00%

Example 3: The Notes are automatically called on the third Call Valuation Date (the Final Valuation Date).

Call Valuation Date	Is Closing Level of any Index Less Than Initial Level?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	No	Yes	$1,150.00

Because the Closing Level of each Index on the third Call Valuation Date is equal to or greater than its Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the third Call Valuation Date is calculated as follows:

Call Premium = (a) Semi-Annual Call Premium times (b) n

$50.00 x 3 = $1,150.00

Accordingly, the Redemption Price with respect to the third Call Valuation Date is $1,150.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date (which will be the Maturity Date) and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 15.00%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate how the payment at maturity will be calculated under various circumstances. The “total return” as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•                  Hypothetical Initial Level of each Index: 100.00*

•                  The Notes are NOT automatically called on either of the first two Call Valuation Dates

*            The hypothetical Initial Level of 100.00 for each Index has been chosen for illustrative purposes only. The actual Initial Level for each Index are as set forth on the cover of this pricing supplement.

Final Level		Index Return
S&P 500 Index	Russell 2000 Index	S&P 500 Index	Russell 2000 Index	Index Return of Least Performing Index	Payment at Maturity**	Total Return on the Notes
150.00	165.00	50.00%	65.00%	50.00%	$1,150.00	15.00%
140.00	155.00	40.00%	55.00%	40.00%	$1,150.00	15.00%
160.00	130.00	60.00%	30.00%	30.00%	$1,150.00	15.00%
120.00	150.00	20.00%	50.00%	20.00%	$1,150.00	15.00%
110.00	135.00	10.00%	35.00%	10.00%	$1,150.00	15.00%
105.00	100.00	5.00%	0.00%	0.00%	$1,150.00	15.00%
90.00	105.00	-10.00%	5.00%	-10.00%	$1,000.00	0.00%
120.00	80.00	20.00%	-20.00%	-20.00%	$1,000.00	0.00%
140.00	70.00	40.00%	-30.00%	-30.00%	$875.00	-12.50%
120.00	60.00	20.00%	-40.00%	-40.00%	$750.00	-25.00%
50.00	60.00	-50.00%	-40.00%	-50.00%	$625.00	-37.50%
135.00	40.00	35.00%	-60.00%	-60.00%	$500.00	-50.00%
30.00	50.00	-70.00%	-50.00%	-70.00%	$375.00	-62.50%
20.00	90.00	-80.00%	-10.00%	-80.00%	$250.00	-75.00%
10.00	35.00	-90.00%	-65.00%	-90.00%	$125.00	-87.50%
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00	-100.00%

** Per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the S&P 500 Index is 110.00 and the Final Level of the Russell 2000 Index is 135.00.

Because the Final Level of each Index (including the Least Performing Index) is equal to or greater than its Call Level for the Final Valuation Date, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $1,150.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 15.00%, the maximum possible return on the Notes.

Example 2: The Final Level of the S&P 500 Index is 120.00 and the Final Level of the Russell 2000 Index is 80.00.

Because the Final Level of at least one Index is less than its respective Initial Level, the Notes are not subject to an Automatic Call. Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index. Accordingly, the Index Return of the Least Performing Index is negative but not less than -20.00% and you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Final Level of the S&P 500 Index is 135.00 and the Final Level of the Russell 2000 Index is 40.00.

Because the Final Level of at least one Index is less than its respective Initial Level, the Notes are not subject to an Automatic Call. Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index. Accordingly, the Index Return of the Least Performing Index is less than -20.00% and you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Index Return of Least Performing Index + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-60.00% + 20.00%) x1.25] = $500.00

The total return on investment of the Notes is -50.00%.

Example 4: The Final Level of the S&P 500 Index is 30.00 and the Final Level of the Russell 2000 Index is 50.00.

Because the Final Level of at least one Index is less than its respective Initial Level, the Notes are not subject to an Automatic Call. Because the S&P 500 Index has the lowest Index Return, the S&P 500 Index is the Least Performing Index. Accordingly, the Index Return of the Least Performing Index is less than -20.00% and you will receive a payment at maturity of $375.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Index Return of the Least Performing Index + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-70.00% + 20.00%) x 1.25] = $375.00

The total return on investment of the Notes is -62.50%.

Examples 3 and 4 above demonstrate that, if the Notes are never subject to an Automatic Call, and if the Index Return of any Index is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of such Index falls below -20.00%. You will not benefit in any way from the Index Return of the other Index being higher than the Index Return of the Least Performing Index.

If your Notes are never subject to an Automatic Call, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not automatically called, and if the Index Return of the Least Performing Index is less than -20.00%, you will lose 1.25% of your principal for every 1% that the Index Return of such Index falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return is Limited—You will earn a positive return only if an Automatic Call occurs. If an Automatic Call does occur, the positive return on the Notes will be limited to the Call Premium applicable to the relevant Call Valuation Date. You will not participate in any appreciation of any Index above the return represented by the applicable Call Premium, which may be significant.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of each Index on any Call Valuation Date is equal to or greater than its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately six months.

In the event than an Automatic Call occurs on either of the first two Call Valuation Dates, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  Whether or Not the Notes Will be Automatically Called Will Not be Based on the Values of the Indices at Any Time Other than the Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Levels of the Indices on the relevant Call Valuation Dates. Accordingly, if the level of any Index drops on any Call Valuation Date such that the Closing Level is less than the Initial Level, your Notes will not be called on the relevant Call Valuation Date. As noted above, you will earn a positive return on the Notes if and only if an Automatic Call occurs on any Call Valuation Date.

•                  If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Level of any Index at any Time Other than the Closing Level of the Least Performing Index on the Final Valuation Date—The Final Levels and the Index Returns will be based solely on the Closing Levels of the Indices on the Final Valuation Date. Accordingly, if the level of the Least Performing Index drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of such Index at a time prior to such drop.

If your Notes are not automatically called, your payment at maturity will be based solely on the Index Return of the Least Performing Index. If the Index Return of the Least Performing Index is less than –20.00%, you will suffer a loss of principal, as described above. Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Least Performing Index.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying the Indices would have.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The level of each Index has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes. The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Index.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Indices or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Indices and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Indices and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the levels of the Indices and the market prices of the components of each Index;

o                the expected volatility of the Indices and the components of each Index;

o                the time to maturity of the Notes;

o                the dividend rate on the components of each Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.

Beginning in June 2016, U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA or Bats EDGX were added to the universe of securities that are eligible for inclusion in the S&P 500 Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the S&P 500 Index was increased to $6.1 billion from $5.3 billion. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500 Index, but securities already included in the S&P 500 Index have been grandfathered and are not affected by this change. For more information about the S&P 500 Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Levels of the S&P 500 Index for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2013 through February 26, 2018. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
June 30, 2016	2,119.12	2,000.54	2,098.86
September 30, 2016	2,190.15	2,088.55	2,168.27
December 31, 2016	2,271.72	2,085.18	2,238.83
March 31, 2017	2,395.96	2,257.83	2,362.72
June 30, 2017	2,453.46	2,328.95	2,423.41
September 30, 2017	2,519.36	2,409.75	2,519.36
December 31, 2017	2,690.16	2,529.12	2,673.61
February 26, 2018*	2,872.87	2,581.00	2,779.60

* For the period beginning on January 1, 2018 and ending on February 26, 2018

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For more information about the Russell 2000 Index, please see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Levels of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2013 through February 26, 2018. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
March 31, 2017	1,413.64	1,345.60	1,385.92
June 30, 2017	1,425.98	1,345.24	1,415.36
September 30, 2017	1,490.86	1,356.91	1,490.86
December 31, 2017	1,548.93	1,464.09	1,535.51
February 26, 2018*	1,610.71	1,463.79	1,559.33

* For the period beginning on January 1, 2018 and ending on February 26, 2018

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Indices. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.